Exhibit 10.1

Execution Version

RSA
RSA

•     The Company and the ad hoc group of senior secured noteholders (the “Secured AHG”) shall enter into a restructuring support agreement (“RSA”) consistent with the terms set forth herein and as otherwise agreed by the Company and Consenting Noteholders that hold at least 66.67% of the aggregate principal amount of Secured Notes outstanding as of the petition date.

•      RSA effectiveness shall be subject to the following CP (in addition to other customary CPs):

o      RSA shall be entered into by holders of at least 66.67% of the aggregate principal amount of Secured Notes outstanding as of the petition date (such participating holders, the “Consenting Noteholders”);

o      RSA shall contain, among other terms, (i) a covenant by the Debtors to make commercially reasonable efforts to sell, transfer, or otherwise monetize the CMS Receivable and to keep the professionals for the Required Consenting Noteholders and DIP ABL/FILO/Term Loan Lenders reasonably informed on the status thereof; (ii) will commence a process to sell, transfer, or otherwise monetize the CMS Receivable, which process shall be on terms acceptable to DIP ABL/FILO/Term Loan Lenders, the Consenting Noteholders holding at least 66.67% of the Secured Notes held by all Consenting Noteholders (the “Required Consenting Noteholders”), and which process the Debtors, the Required Consenting Noteholders, and DIP ABL/FILO/Term Loan Lenders shall negotiate in good faith; and (iii) the Debtors will use good faith efforts to commence a RFP process to solicit third-party bids to become the Debtors’ primary pharmaceutical provider and to keep the professionals for the Required Consenting Noteholders and DIP ABL/FILO/Term Loan Lenders reasonably informed on the status thereof.

o      Company shall enter into agreement(s) on or before the Petition Date concerning the treatment of key critical vendors’ claims and contract(s) (as applicable) both during the chapter 11 case and on a post-emergence basis on terms acceptable to the Company and the Required Consenting Noteholders

o       Agreement on the Paydown Escrow Schedule and Cash Collateral provisions (defined and set forth below) among the Company, the ABL, and the Required Consenting Noteholders

•       The RSA shall provide that (a) the Consenting Noteholders reserve all rights as to Definitive Documents (to be defined in the RSA), including Global Bidding Procedures Order, the Interim DIP Order, the Interim Store Closing Order, the Confirmation Scheduling Order, the Plan, and the Disclosure Statement, that are filed within the first 30 days of the Petition Date, and no consent or approval by the Consenting Noteholders shall be deemed to have been given by a failure to object to such pleadings, (b) the Debtors and Consenting Noteholders shall negotiate in good faith on the form of all Definitive Documents, including amendments to any filed pleadings, and (c) upon the second business day following the date upon which the Final DIP Order is entered, the Required Consenting Noteholders shall have the option to terminate the RSA if any Definitive Documents, including any motions that have already been filed or orders that have already been entered, are not in form and substance acceptable to the Required Consenting Noteholders or otherwise inconsistent with the terms set herein.

Implementation
Mechanism

Chapter 11 Plan of Reorganization / Section 363 Process. The restructuring transactions will be effectuated through a chapter 11 plan (the “Plan Restructuring”) on terms acceptable to the Company and the Required Consenting Noteholders (the “Plan”) if, in addition to the satisfaction of other customary conditions and unless otherwise agreed by the Company and the Required Consenting Noteholders, (i) the Required Consenting Noteholders determine no later than two business days before the voting deadline in the Disclosure Statement Order that treatment and quantum of administrative expense and priority claims under the Plan is acceptable, (ii) the Confirmation Order is entered on or before the applicable milestone set forth below, and (iii) an Acceptable Sale Termination Event (as defined below) has not occurred (the “Plan Conditions”). To effectuate the restructuring transactions described herein, the Company Parties shall file a Plan that is materially consistent with this Term Sheet.

•     Required Consenting Noteholders to credit bid to purchase RAD 2.0 (defined as RAD Retail Business, excluding [400] stores contemplated for closure, subject to Designation Rights Arrangement) (the “AHG Credit Bid”).

•      If the Plan Conditions are satisfied on or before the applicable confirmation milestone set forth below, the AHG Credit Bid shall be effectuated pursuant to the Plan.

•      “Reorganized Rite Aid” is defined as RAD 2.0, less any additional stores closed pursuant to the Additional GOB Sales (defined below), less the assets sold in the PBM Sale, less any other assets sold pursuant to the Retail Sale Process.

If the Plan Conditions are not satisfied on or before the milestone set forth below, the AHG Credit Bid, subject to the results of the Retail Sale Process, shall be implemented pursuant to a sale order under section 363 of the Bankruptcy Code (the “Sale Order”) and a liquidating chapter 11 plan (in the event of the AHC Credit Bid, the “Credit Bid – 363 Sale”; and in the event of an alternative sale, the “Alternative Sale Transaction”).

Regardless of whether the parties are pursuing a Plan Restructuring, the Company will file a motion seeking approval of the AHG Credit Bid under section 363 (the “Sale Motion”) such that the hearing to approve the Sale Motion and entry of the Sale Order may occur on or before the applicable milestones set forth below if the Plan is not confirmed on or before the applicable confirmation milestone.

AHG Credit Bid

•      AHG Credit Bid shall be subject to the following CPs, in addition to other customary CPs:

o      Reasonably acceptable inventory and working capital on an enterprise and per-store basis;

o      Acceptable go-forward agreements with key vendors, including on treatment of any prepetition/administrative claims;

o      Acceptable exit financing from ABL/FILO lenders; and

o      NewCo to have access to sufficient liquidity at emergence / consummation of the sale.

•      Company and the AHG to engage in good faith discussions on Rite Aid 2.0 store footprint, with additional stores identified for closure to be incorporated into GOB process

Treatment of Claims & Interests under a Plan	ABL / FILO Claims	Repaid in full in cash at exit or upon consummation of third-party sales, unless ABL/FILO lenders agree to roll into exit financing
	Senior DIP TL Claims	Repaid in full in cash at exit or upon consummation of third-party sales
Senior Secured Notes Claims (if any)

In the event of the Plan Restructuring, 100% of the new common stock in Reorganized Rite Aid, subject to dilution on account of the new stock issued pursuant to the Management Incentive Plan (the “New Common Stock”) and any equity-linked instruments issued to Holders of Allowed General Unsecured Claims, plus takeback debt in an amount to be determined by the Required Consenting Noteholders and the Company; or

In the event the Restructuring Transaction is not a Plan Restructuring, [its Pro Rata share of the Distributable Proceeds, if any, pursuant to the Waterfall Recovery.]

	Admin/Priority Claims	Treatment and quantum on terms acceptable to the Required Consenting Noteholders.
	Unsecured Trade Claims	Subject to same treatment as General Unsecured Claims (excl. Trade Claims), described below.
	General Unsecured Claims (excl. Trade Claims)	Subject to (i) DIP Term Loan Claims and ABL/FILO Claims being satisfied in full, in cash, or such other treatment acceptable to the DIP Term Loan Lenders and/or ABL/FILO lenders, as applicable, in their sole discretion, and (ii) the satisfaction of any Allowed Adequate Protection Claims, [---]% of an equity-linked instrument in Reorganized Rite Aid (form and terms to be determined), calculated as of the Plan Effective Date and equal to the product of a formula calculated as the (Midpoint Value of owned Real Estate not encumbered prior to the Petition Date, less the costs and expenses paid by, or estimated to be paid by, the Debtors’ estates to administer the chapter 11 cases) divided by (the sum of the numerator plus the total amount (including principal and accrued but unpaid interest) of equitized Senior Secured Notes Claims)
	Equity	Cancelled
	MIP	MIP at NewCo or Reorganized Rite Aid, as applicable, to be determined and allocated by the board of such entity
Treatment of Claims & Interests if AHG Credit Bid Implemented Through a 363 Sale

•      See Paydown and Escrow Schedule.

•      All proceeds, other than an agreed Wind-Down Budget, shall be used to repay DIP Term Loan Claims, ABL/FILO Claims, Secured Notes Claims, and, if applicable, any general unsecured claims in accordance with the priority set forth in Exhibit A (and otherwise in in accordance with Financing Order), or an otherwise agreed waterfall among the ABL/FILO Lenders, Company, and Required Consenting Noteholders.

•     Wind-Down Budget shall include an amount sufficient to fund the Professional Fee Escrow, administrative expense claims and priority claims (in an amount to be negotiated and acceptable to the Required Consenting Noteholders, the DIP Term Loan lenders, ABL/FILO lenders and the Company Parties as a condition precedent of the effectiveness of the Sale Order as set forth above), [WARN obligations], and other amounts to be agreed among the DIP Term Loan lenders, the ABL/FILO Lenders, Company, and Required Consenting Noteholders.

Store Rationalization

•      The AHG Credit Bid shall include the exclusive right, whether implemented through a Plan Restructuring or otherwise, exercisable in the Required Consenting Noteholders’ sole discretion, to designate the assumption, assumption and assignment, or rejection of store leases (the “Designation Rights”) as set forth in that certain store rationalization agreement between the Company Parties and the Consenting Noteholders, pursuant to which the stores designated for rejection shall become subject to a GOB sale process on terms acceptable to the Company Parties and the Required Consenting Noteholders (the “Additional GOB Sales”).

•       The following provisions apply with respect to the Designation Rights:

o     The Required Consenting Noteholders will have reasonable consent rights on sell vs. pour decisions with respect to all stores/assets subject to the GOB process.

o     The proceeds of prescription file sales in connection with of GOB sales (other than (x) Initial GOB Sales and (y) GOB sales conducted in connection with an exercise of remedies by ABL / FILO Lenders or DIP Term Loan Lenders or after a Cash Collateral Termination Event) representing [the excess above borrowing base advance amounts, determined in a manner acceptable to the ABL / FILO Lenders, the DIP Term Loan Lenders, and the Required Consenting Noteholders] to repay the DIP ABL facility and result in a corresponding permanent availability reserve.

•      It shall be a condition to closing of the AHG Credit Bid, whether such credit bid is effectuated through the Plan or through the Sale Order, that, prior to the day that is 120 days after the Petition Date, the Debtors shall have obtained an extension of the deadline to assume or reject the leases subject to the AHG Credit Bid to 210 days after the Petition Date.

PBM Sale

•      Sale of the PBM business to a third party if determined to be value-maximizing (based on good-faith discussions and consultation between Company, DIP Term lenders, ABL / FILO Lenders, and Required Consenting Noteholders); provided that the RSA will include a termination right exercisable by the Required Consenting Noteholders if the Company receives a Qualified Bid (other than any AHG Credit Bid) for the PBM business that is acceptable to the Required Consenting Noteholders that the Debtors decline to accept (an “Acceptable PBM Sale Termination Event”)

•      PBM Sale Timeline Deadlines, subject to Court availability

•       November 17, 2023 – Qualified Bid Deadline

•       November 29, 2023 – Auction

•       December 8, 2023 – Sale Hearing

•       See Paydown and Escrow Schedule.

CMS Receivable

•      See Paydown and Escrow Schedule below and RSA provisions above.

•      The sale, transfer, encumbrance, or monetization of the CMS Receivable and the process thereto shall be in accordance with this term sheet, the DIP ABL/FILO/Term Loan facilities and the Paydown and Escrow Schedule/priority set forth in Exhibit A.

Retail Business Sale

•     Company to run third party sale process for retail business, with to-be-agreed adjustment mechanics to the extent there are value-maximizing third party bids for particular assets, regions, or the Company as a whole

•      Closing of any sales to occur as soon as possible following receipt of necessary regulatory approvals

•      Retail Business Sale Timeline Deadlines, subject to Court availability

o     November 16, 2023 – Initial Indications of Interest Deadline

o     December 7, 2023 – Qualified Bid Deadline

o     December 15, 2023 – Auction

o     January 8, 2024

•       Disclosure Statement Hearing on updated Plan and Disclosure Statement, as updated to reflect auction results

•       Approval Hearing: Third-party 363 Sales

o     Approval Hearing:

•       AHG Credit Bid: (i) if Plan Restructuring à February 19, 2024 and (ii) if Credit-Bid 363 Sale à February 26, 2024

•      Third-party sales executable by Company in its business judgment in consultation with the Required Consenting Noteholders, ABL/FILO Lenders, and DIP Term Lenders.

•      The Required Consenting Noteholders shall have (i) an RSA termination right if (a) the Debtor seek approval of a Qualified Bid (other than the AHG Credit Bid) that the Required Consenting Noteholders do not support or (b) the Debtors refuse to seek approval of a Qualified Bid (other than the AHG Credit Bid) that is supported by the Required Consenting Noteholders, includes aggregate consideration of a value in excess of an amount to be agreed relative to the assets proposed to be sold in connection with such Qualified Bid, and is otherwise value maximizing and agreed to by and DIP ABL/FILO/Term Loan Lenders and (ii) a covenant that the Debtors will seek in good faith to maximize value to the greatest extent possible in pursuit of Qualified Bids (other than the AHG Credit Bid), take all such necessary actions to achieve that outcome, and work in good faith with the Consenting Noteholders in connection with such efforts.

•      Allocation of sale proceeds to be in accordance with the priority set forth in Exhibit A (and otherwise in in accordance with Financing Order), or otherwise on terms acceptable to the Company, DIP Term lenders, ABL/FILO Lenders, and Required Consenting Noteholders

Critical Vendors / First Day Relief	All payments under first day motions (critical vendor, etc.) above $1 million to a single party (or group of affiliated parties) will be subject to Required Consenting Noteholders’ approval.

Case Milestones

•      Milestones acceptable, subject to ongoing discussions and agreements on other open terms.

•      October 15, 2023 – Petition Date; file “First Day Pleadings”, including Plan and Disclosure Statement.

o     Filing of store closing motion, which seeks authorization to establish procedures for the Company to conduct store closing sales, including sales (or pours) of prescription assets.

o     Filing of lease rejection motion, which seeks to reject unexpired leases of non-residential real property and abandon certain personal property on the premises of the rejected lease.

o     Filing of confirmation scheduling motion.

•      October 17, 2023

o     Entry of Global Bidding Procedures Order

o     Entry of Interim DIP Order

o     Entry of Interim Store Closing Order

o     Entry of Confirmation Scheduling Order

•      November 16, 2023

o     Entry of Final DIP Order

o     Entry of Final Store Closing Order

o     Entry of First Lease Rejection Order

o     Entry of Bar Date Order

•      December 7, 2023 – agreed form of Credit Bid APA among the Company and Consenting Noteholders consistent with the terms set forth herein

•         January 8, 2024

o     File Sale Motion (regardless of whether the parties are still seeking to consummate the Plan Restructuring as of such date) to approve AHG Credit Bid

o     Obtain entry of order approving third-party bids resulting from the retail business sale process

•      January 14, 2024 – Entry of Disclosure Statement Order

•      February 19, 2024 – Entry of Confirmation Order

•      February 26, 2024 - Entry the Sale Order if either (a) the Plan Conditions are not satisfied or (b) the Plan Conditions are satisfied but the Plan is not confirmed, in each case, on or before February 19

Adequate Protection For Senior Secured Notes Claims

Secured noteholders to consent to Company’s use of secured noteholders’ prepetition collateral, including cash collateral.

The cash collateral order shall include the following forms of adequate protection for the secured noteholders:

•      (a) to the extent of any diminution in value of the secured noteholders’ collateral, (i) valid, binding, enforceable, and perfected security interests in, and liens on, the Debtors’ assets, including pre-petition unencumbered assets (the “Unencumbered Assets”) of the Company as of the Petition Date, which liens and security interests shall be junior and subordinate to the carve-out and otherwise have the priority set forth in Exhibit A and (ii) allowed superpriority administrative expense claims as provided for in sections 503(b) and 503(7) of the Bankruptcy Code, subject to the carve-out and other priority terms set forth in Exhibit A; provided that, for the avoidance of doubt, such liens shall not prime the DIP Term Loan Lenders’ first-priority liens on the Unencumbered Assets.

•      (b) payment of the reasonable and documented prepetition and postpetition fees and expenses of Secured Notes Trustee (including Riker Danzig LLP) and the advisors to the Secured AHG (including Paul, Weiss, FTI, Evercore, and local counsel);

•      (c) the milestones set forth in this term sheet and otherwise set forth in the DIP documents;

•      (d) all reporting provided to the prepetition ABL Lenders and the DIP Lenders, including copies of the DIP Budget,(ii) weekly reporting and conference calls with the advisors to the Ad Hoc Group on status of the Retail Business sale process, (iii) weekly reporting on the status of lease renegotiations by property, including any settlements achieved with any landlords by property, and (iv) other customary reporting as reasonably requested by the advisors to the Ad Hoc Group;

•      (e) consent rights on payments on account of prepetition claims pursuant to any first day relief or otherwise in excess of $1 million to any single party or group of affiliated parties, including on account of 503(b)(9) claims;

•      (f) subject to entry of the Final DIP Order, standard 506(c) waiver, standard waiver of the equities of the case doctrine under section 552(b), and standard marshaling waiver; and

•      (g) the provisions set forth in the Paydown and Escrow Schedule.

Cash Collateral

•      The Required Consenting Noteholders shall have the right to terminate the Debtors’ use of cash collateral upon (a) the breach of any “ABL/FILO Case Milestone” (subject to the extension rights of the ABL/FILO/DIP TL agents for 10 BD in accordance with the ABL/FILO/DIP TL facilities) in effect as of the petition date, which may not be further extended, modified, or amended for the purposes of these provisions without the prior written consent of the Required Consenting Noteholders or (b) if the Plan is not confirmed or the order approving the Credit-Bid 363 Sale is not entered on or before [February 26, 2024] (each, a “Cash Collateral Termination Event”)

•     If any Cash Collateral Termination Event exists, holders of at least 66.67% in aggregate principal amount of the Secured Notes outstanding at the time of such Cash Collateral Termination Event (the “Required Secured Noteholders”) may elect to send a written notice to the ABL Agent, the DIP Agents, the Debtors and the Committee ( a “Cash Collateral Standstill Notice”), informing such parties that a Cash Collateral Termination Event has occurred and is continuing, and upon the expiration of 5 business days, the Required Secured Noteholders may elect to send a notice (“Cash Collateral Termination Notice”) to the Debtors and the ABL/TL Agents terminating the Debtors’ use of Cash Collateral effective as of the 30th day following delivery of such Cash Collateral Termination Notice (such date, the “Cash Collateral Termination Date”)

•     Following the occurrence of the Cash Collateral Termination Date, the ABL/FILO Agent and the DIP TL Agent retains the right to consent to the use cash collateral solely for the purpose of conducting a sale of all or substantially all of the DIP Collateral (i) on terms and conditions acceptable to the ABL/FILO Agent and the DIP TL Agent, (ii) with respect to Notes Priority Collateral, on terms and conditions acceptable to the Required Secured Noteholders; and (iii) with respect to DIP Collateral that is not Notes Priority Collateral, in good-faith consultation with, and reasonable updates to, the Required Secured Noteholders.

Paydown and Escrow Schedule

With respect to the application of (i) [PBM Sale Proceeds][1] and (ii) CMS Receivable Proceeds:

•      First $200 million to repay the DIP FILO Facility

•      Second $250 million escrowed solely for the benefit of the Second Lien Notes and to pay down the Second Lien Notes

•      Third, $100 million to repay the DIP ABL Facility (with a 100% corresponding permanent availability reserve)

•      Any additional proceeds shall be shared 50/50 between the DIP ABL Facility on the one hand and the Second Lien Notes on the other hand provided:

o    Any amounts paid to the DIP ABL Facility shall result in a corresponding permanent availability reserve; and

o    Any amounts paid to the Second Lien Notes shall be escrowed solely for the benefit of the Second Lien Notes

Any amounts escrowed for the benefit of the Second Lien Notes shall be held in an interest-bearing escrow account and not be used for any other purpose and shall be escrowed solely for the benefit of the Second Lien Notes to be released upon the earliest of (a) the effective date of the Plan; (b) consummation of a Sale approving the AHG Credit Bid and pursuant to such Sale, each of the ABL/FILO/DIP TL Facilities has either been paid in full in cash, consensually converted to an exit facility, or received such other treatment acceptable to the respective ABL/FILO/DIP TL Lenders in their sole discretion, or (c) consummation of a Sale approving a sale of substantially all of the Debtors’ assets to one or more third party purchasers and pursuant to such Sale, each of the ABL/FILO/DIP TL Facilities has either been paid in full in cash, consensually converted to an exit facility, or received such other treatment acceptable to the respective ABL/FILO/DIP TL Lenders in their sole discretion, provided, if the Second Lien Notes are otherwise paid in full, in Cash, from the proceeds of the Retail Sale Process, such escrowed amounts shall be released back to the applicable Debtor for distribution in accordance with the Plan. Notwithstanding the foregoing, upon the earliest to occur of (a) a DIP Termination Event, (b) Cash Collateral Termination Date or (c) any (x) termination of the RSA, or (y) breach by the Required Secured Noteholders that would give rise to a termination by the Debtors of the RSA, any amounts previously escrowed for the benefit of the Second Lien Notes shall be applied in accordance with the lien priorities set forth in Exhibit A/Financing Order; provided that (1) any application of escrowed funds (as a result of the occurrence of any event described in clauses (a) or (b)) to the payment of any revolving loans under the ABL/FILO/DIP TL shall be accompanied by a permanent reserve against the borrowing base and (2) any application of escrowed funds (as a result of the occurrence of any event described in cause (c)) to the payment of any revolving loans under the ABL/FILO/DIP TL may, at the sole discretion of the ABL Agent, be accompanied by a permanent reserve against the borrowing base.

Nothing set forth in the RSA or any related document shall be deemed to amend or otherwise modify the terms and conditions of the ABL/FILO/DIP TL facilities or the Financing Orders. The exercise of all rights and remedies with respect to collateral shall at all times remain subject to the Pre-Petition ICA and the Financing Order.
Other Key Provisions To Be Set Forth in RSA

D&O Indemnification. Under the restructuring transactions, all indemnifications currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company Parties, as applicable, shall be assumed and survive the effectiveness of the restructuring.

D&O Policy Assumption. On the Plan Effective Date, the applicable Company Parties shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies.

Releases and Exculpation. The Plan shall contain customary releases and exculpations, which, for the avoidance of doubt, shall be supported by the Secured AHG pursuant to the RSA to which this term sheet will be appended.

Fiduciary Out. The RSA shall contain a customary “fiduciary out” that each Debtor (and the Board thereof, including any special committee thereof) may exercise.

[1]	Definitive documentation to include agreed formula for aggregate proceeds calculation.

Exhibit A

Priority	Assets of the Type Constituting both DIP Shared Collateral and ABL Priority Collateral, and Proceeds of Avoidance Actions with Respect to such Assets		Assets of the Type Constituting both DIP Shared Collateral and Split-Lien Priority Collateral and Proceeds of Avoidance Actions with Respect to such Assets		DIP Term Loan Exclusive Collateral
1st Priority	Carve Out		Carve Out		Carve Out
2nd Priority	Permitted Prior Liens		Permitted Prior Liens		Permitted Prior Liens
3rd Priority	DIP ABL Liens	DIP Term Loan Liens	Notes Adequate Protection Liens		DIP Term Loan Liens
4th Priority	Prepetition ABL Adequate Protection Liens		Notes Liens		Notes Adequate Protection Liens
5th Priority	Prepetition ABL Liens		DIP ABL Liens	DIP Term Loan Liens	Prepetition ABL Adequate Protection Liens
6th Priority	Notes Adequate Protection Liens		Prepetition ABL Adequate Protection Liens
7th Priority	Notes Liens		Prepetition ABL Liens

Defined Terms:

“DIP Shared Collateral” means the Debtors’ interest in all assets and properties (whether tangible or intangible), other than DIP Term Loan Exclusive Collateral, whether now owned by or owing to, or hereafter acquired by, or arising in favor of, the Debtors (including under any trade names, styles, or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Debtors, and regardless of where located, of the type that would constitute Prepetition Collateral (but for application of section 552(b) of the Bankruptcy Code) and, upon entry of the Final Order, proceeds of Avoidance Actions (other than proceeds of Avoidance Actions constituting DIP Term Loan Exclusive Collateral).

“ABL Priority Collateral” has the meaning set forth in the Prepetition Intercreditor Agreement.

“Split-Lien Priority Collateral” has the meaning set forth in the Prepetition Intercreditor Agreement.

“DIP Term Loan Exclusive Collateral” means the Debtors’ interest in all of following assets and properties, whether now owned by or owing to, or hereafter acquired by, or arising in favor of, the Debtors, and whether owned or consigned by or to, or leased from or to, the Debtors, and regardless of where located: (a) all real property and interests therein (including both fee and leasehold interests); (b) all proceeds of leasehold interests; (c) all equity interests in the direct or indirect subsidiaries of Rite Aid; (d) all other assets of the Debtors, other than to the extent constituting DIP Shared Collateral; (e) all “Commercial Tort Claims” (as defined in Article 9 of the Uniform Commercial Code) related to the foregoing; (f) all insurance policies relating to the foregoing; (g) except to the extent constituting DIP Shared Collateral, all “Documents”, all “General Intangibles”, all “Instruments” and all “Letter-of-Credit Rights” (as each quoted term is defined in Article 9 of the Uniform Commercial Code) related to the foregoing; (h) all collateral and guarantees given by any other person with respect to any of the foregoing, and all “Supporting Obligations” (including “Letter-of-Credit Rights”) (as each quoted term is defined in Article 9 of the Uniform Commercial Code) with respect to any of the foregoing; (i) all books and records to the extent relating to any of the foregoing; (j) all products and proceeds of the foregoing; and (k) upon entry of the Final DIP Order, proceeds of avoidance actions with respect to assets of the type referred to in clauses (a) through (d) of this definition; provided that DIP Term Loan Exclusive Collateral shall not include the Debtors’ real property leases (but shall include all proceeds of such leases) to the extent a grant of a security interest therein would violate or invalidate such lease or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and the Bankruptcy Code.